Oyo Geospace News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2005 FIRST QUARTER RESULTS

Houston, Texas -- February 8, 2005 -- OYO Geospace (NASDAQ:OYOG) today announced net income of $372,000, or $0.07 per diluted share, on revenues of $15.3 million for its first quarter ended December 31, 2004. This compares with a net income of $3.2 million, or $0.56 per diluted share on $17.4 million in the comparable quarter last year. The company noted that its earnings for the first quarter ended December 31, 2003 benefited from the recognition of a $3.1 million performance bonus related to the successful operation of a permanent seismic reservoir characterization system sold by the company in fiscal 2002. In addition, the prior year quarterly earnings also benefited from a $0.8 million reversal of a deferred tax valuation allowance.

"Results for the quarter were fueled by an increase in demand for products serving the seismic exploration markets," said Gary D. Owens, OYO Geospace's Chairman, President and CEO. "Backlog grew throughout the quarter and remains strong. Our Canadian and Russian offices reported record first quarter results indicating strong winter work for our customers in those markets. Favorable exchange rates also contributed to the impact of our strong foreign operating results," continued Owens.

"Sales activity in our seismic reservoir markets was highlighted by a new Canadian customer for our seismic borehole technology. Active discussions continue on potential deepwater projects and quotes for retrievable systems are high which fuels our optimism for this market," said Owens.

"Our small emerging markets group continued its string of strong sales, increasing its sales level from the previous year. Activities in this part of our company remain robust. Additionally, our offshore cable markets are presenting us with strong possibilities for near term large contracts. We are encouraged that our efforts toward these non-seismic markets will be rewarded," Owens continued.

"Our thermal solutions business was also profitable for the quarter but below our internal expectations. As scheduled, we concluded the manufacturing of printheads in Japan during the quarter and have begun the process of transferring manufacturing assets and selected personnel to Houston. A new modern clean room is under construction in our Houston facility and will be ready to resume thermal printhead production by our third quarter. This is an important step towards broadening our product offering for this market and creating a better opportunity for good results for this business in the future," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E
OYO Geospace Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands except share and per share data)
(unaudited)

	Three Months Ended December 31,
	2004	2003

Sales	$ 15,269	$ 17,358
Cost of sales	10,305	9,215
Gross profit	4,964	8,143

Operating expenses:
Selling, general and administrative expenses	3,284	3,447
Research and development expenses	1,178	1,200
Total operating expenses	4,462	4,647

Income from operations	502	3,496

Other income (expense):
Interest expense	(96)	(143)
Interest income	103	63
Other, net	42	77
Total other income (expense), net	49	(3)

Income before income taxes and minority interest	551	3,493
Income tax expense	176	320

Income before minority interest	375	3,173
Minority interest	(3)	(5)

Net income	$ 372	$ 3,168

Basic earnings per share	$ 0.07	$ 0.57

Diluted earnings per share	$ 0.07	$ 0.56

Weighted average shares outstanding - Basic	5,591,140	5,554,624

Weighted average shares outstanding - Diluted	5,704,464	5,629,389